Venture Capital for Nanotechnology and Microsystems

FIRST QUARTER REPORT 2009

FELLOW SHAREHOLDERS:

In the 2001 Letter to Shareholders (2001 Letter), we outlined our strategy for investing in nanotechnology and microsystems, which at the time of the Letter we referred to as “small-tech.” In the 2001 Letter we focused on three points.  First, we stated, “some observers believe that it is difficult to identify any commercial product in future years and decades that will not incorporate, be enhanced by, or made possible by small tech.  Nevertheless, our practical view as venture capitalists is that small tech will become commercial in some fields long before others, which may cause us to have industry clusters in our portfolio at any point in time.”  Second, we stated that “to even begin to capitalize on the open-ended potential of small tech, we will have to grow the Company’s capacity significantly.”  Third, we said, “we believe that Harris & Harris Group has significant corporate opportunity to create wealth for our shareholders by investing in small tech.”  Seven years have passed since we outlined our strategy for investing in nanotechnology and microsystems, and at the beginning of 2009 we re-visited the three points from the 2001 Letter as a way to examine how Harris & Harris Group has developed over the past seven years.

Our evaluation of the first point from the 2001 Letter of whether nanotechnology was living up to its potential to be incorporated into, enhance and make possible new commercial products led us to write a white paper titled, "Why Invest in Nanotechnology? Harris & Harris Group, Inc.'s Thesis."  This paper was published in Nanotechnology Law & Business in April 2009, and focused on four important attributes of nanotechnology: new tools, new properties of materials, additive manufacturing and nanoscale approaches to designing biological pathways.  The paper used examples from our portfolio companies to describe how these four attributes of nanotechnology enable our portfolio companies to make significant transitions in product capabilities within their respective industries.

The process of writing this paper focused our resolve that many new scientific and technical breakthroughs occur through understanding and manipulating matter at scales smaller than those that drove previous scientific and technical breakthroughs.  We continue to believe that one of the next significant transitions in product capabilities will stem from understanding and manipulating matter on the nanoscale and that this transition is well under way.  According to Lux Research, approximately $147 billion worth of products incorporating nanotechnology were sold worldwide in 2007, and Lux Research reports that the global marketplace for nanotechnology-enabled products could reach $3.1 trillion by 2015.  As we noted in the 2008 Annual Letter to Shareholders, in 2008, the gross revenue for all our companies was approximately $242 million, which was an increase of 22 percent from gross revenue of approximately $198 million in 2007.

After providing the foundation for our thesis of investing in nanotechnology, we followed this first paper with two additional papers entitled, “Harris & Harris Group Thesis for Investing in Nanotech for CleantechTM Companies” and “Harris & Harris Group’s Approach to Investing in Nanotech for HealthcareTM Companies.”  These papers address two of the first “industry clusters” that have developed within our portfolio and why we believe nanotechnology is important for these industries.   Both papers develop the four attributes of nanotechnology addressed in our first paper and also introduce 1) the concept of new approaches to production and 2) the idea of the convergence of multiple disciplines at the nanoscale.  These papers again use examples from our portfolio companies.  All three papers can be accessed on our recently updated web site, www.hhvc.com.  The papers can be found under the “Nanotechnology” heading where we also highlight recently published articles on nanotechnology, cleantech and venture capital.

Our evaluation of the second point from the 2001 Letter led to an analysis of how we have grown our capacity since 2001.  At December 31, 2001, we had four employees.  We now have 11 employees.  At December 31, 2001, we had $24,334,770 in total net assets and our net asset value per share was $2.75.  At March 31, 2009, we had $109,215,327 in total net assets and our net asset value per share was $4.22.  At December 31, 2001, we had $13,313,950 in U.S. Treasuries, net of outstanding debt.  At March 31, 2009, we had $51,340,811 in U.S. Treasuries and no debt.  At December 31, 2001, we had one active nanotechnology company and $489,999 invested in this company.  At March 31, 2009, we had 33 active companies in nanotechnology and microsystems and $91,722,187 invested in these 33 active companies.  We have become a leader in investing in nanotechnology, and we believe it is important to take the proper steps to maintain this leadership position.

As to point three from the 2001 Letter, we are aware that the real measure of our investment strategy will be whether we create wealth for our shareholders by investing in companies enabled by nanotechnology and microsystems.  Although NAV per share increased from $2.75 at December 31, 2001, to a historical high of $5.95 at June 30, 2008, before decreasing to $4.22 at March 31, 2009, we have not realized significant exits or positive returns from our nanotechnology and microsystems portfolio to date.  During the period from August 2001 through March 31, 2009, we have invested a total of $105,137,888 in nanotechnology and microsystems companies.  We have realized $14,374,972 in losses, and $1,936,745 in gains.  As of March 31, 2009, we value the 33 active companies in our portfolio at $58,791,835 versus a cost basis of $91,722,187.  We believe there are two primary reasons why we haven’t yet realized significant exits.  First, we invest in early-stage companies and these companies often take many years to mature to the point where we can exit them through an initial public offering (IPO) or through a merger or acquisition (M&A).  That is why most private venture capital funds are set up as ten year partnerships.  The average age of our current 33 active nanotechnology and microsystems companies, from first dollar in, is 3.92 years.  Second, in the past few years, it has been very difficult to exit venture capital-backed companies through IPOs.

We see three structural issues that could continue to hinder the venture capital industry beyond the current recession.  First, according to Dow Jones VentureSource, the average time from investment to IPO or M&A has increased to over nine years and over six years respectively.  Second, we have seen a dramatic decline in IPOs.  According to Thomson Reuters and the NVCA, from 1992 through 2000, 56 percent of successful venture capital exits were IPOs and 44 percent were M&A transactions.  From 2001 through 2008, only 13 percent of successful venture capital exits were IPOs and 87 percent were M&A transactions.  Third, there has been a structural shift in the IPO market.  According to Dealogic, from 1991 through 1999, 80 percent of IPOs were transactions raising less than $50 million.  From 2000 through 2008, only 20 percent of IPOs were transactions raising less than $50 million.  Clearly it takes more time, more money and more mature companies to create exits in the current environment.

Now that we have examined our development over the past seven years, we believe it is important to focus on the present.  Currently, we face one of the most difficult economic and venture environments of our generation.  To create value for our shareholders during these difficult times, we believe it is important for management to be focused on three priorities.  First, we are focused on managing our portfolio, guiding our companies towards maturity, and making difficult decisions about which companies to continue to finance, and which companies not to finance.  Shareholders should expect us not to continue financing all our companies, and even to realize losses on companies we do not believe can be successful in the current economic environment.  Historically, we have lost money in over 60 percent of our realized investments even though we have returned $143,923,354 on invested capital of $60,549,559 in these realized investments.  As portfolio managers, it is important for us to recognize the winners and the losers in our portfolio as early as possible and, in the parlance of venture capital, to “feed the fat hogs and starve the lean ones.”

Second, we are focused on managing our current capital. For example, as we discussed on page 36 of our Quarterly Report on Form 10-Q for the period ending March 31, 2009, even with a decrease in investment income of $599,863 during the first quarter of 2009 as compared to the first quarter of 2008, primarily owing to a dramatic decrease in the yield of treasuries, our net operating loss decreased from $2,480,618 at March 31, 2008, to $2,098,879 at March 31, 2009.  One component of net operating loss, “salaries, benefits and stock-based compensation,” decreased by $1,045,955, or 42.9 percent through March 31, 2009, as compared to March 31, 2008.  Removing the expense related to stock-based compensation of $635,638 for the first quarter of 2009 and $1,466,960 for the first quarter of 2008, which does not impact our net asset value per share, results in a decrease in salaries and benefits of $214,613, or 22.2 percent through March 31, 2009, as compared to March 31, 2008.  It is important to manage our capital so that we have capital available to:  1) make follow-on investments in our most promising portfolio companies and 2) invest in promising public and private nanotechnology-enabled companies that are currently raising money at historically low valuations.  Our deal flow continues to be robust, and we believe many of the nanotechnology-enabled companies that can successfully raise money at the current valuations, and in the current environment, have a chance to provide potential investment returns in the future.

Third, we are focused on positioning our portfolio companies for potential exit opportunities that we believe may be possible even without a strong recovery of the venture-backed IPO market.

Although much of our time is focused on managing Harris & Harris Group through the current economic environment, we believe it is also important to look forward and to position ourselves for the future.  On April 20, 2009, the New Yorker published an article by James Surowiecki entitled “Hanging Tough.”  The article describes the dominance of short-term considerations over long-term potential in the thinking of business leaders during a recession.  In a recession companies worry more about failures resulting from making a bad bet rather than from failures resulting from letting a great opportunity pass.  Because most companies are focused on not “sinking the ship,” they “miss the boat” on opportunities that present themselves.  Jack and Suzy Welch said it best in their weekly opinion column in Business Week, “… there is one defining aspect of leadership that you cannot, must not, neglect in the craziness of the morass:  Inventing the future.”

We believe management of Harris & Harris Group must stay focused on “inventing the future” during these times.  However, as a venture capital firm focused on nanotechnology, it is our portfolio companies that do the majority of the inventing of the future.  Through this downturn, that is what many of our portfolio companies continue to do.  Over the past few quarters, a number of our portfolio companies have made announcements concerning their commercial progress.  Below we provide a sampling of these announcements:

-	In May 2009, Crystal-IS announced a memorandum of understanding for a joint development agreement with Sanan Optoelectronics, a significant manufacturer of full-color LEDs in China.

-	In April 2009, Ensemble announced a strategic alliance with Bristol-Myers Squibb to develop a novel set of drug candidates.

-	In April 2009, BioVex announced that it commenced Phase III clinical trials in metastatic melanoma.

-
In April 2009, Solazyme announced that a study undertaken by Life Cycle Associates, LLC, using the Argonne National Laboratories GREET model, concluded that full lifecycle greenhouse gas (GHG) emissions from field-to-wheels for Solazyme's algal biofuel, SoladieselTM, are 85 to 93 percent lower than standard petroleum based ultra-low sulfur diesel (ULSD).  The analysis also reveals that Solazyme's advanced biofuels result in a significantly lower carbon footprint than any currently available first-generation biofuels.

-
In March 2009, NeoPhotonics received the top product and customer support quality award from Huawei.  This award celebrates NeoPhotonics' excellence in components for Huawei’s access, metro and long-haul optical network equipment.

-	In January 2009, Cambrios entered into a joint partnership with Sumitomo Corporation and Chisso Corporation to commercialize transparent conductive material for TFT-LCDs.

-	In January 2009, Innovalight and Roth & Ray AG of Germany completed the installation of what we believe is the first silicon ink-based solar cell pilot production facility.

-	In January 2009, Bridgelux introduced its 400-2000 lumen LED array product developed to provide lamp and luminaire manufacturers with a solution that reduces system cost.

-	In October 2008, Kovio launched what we believe is the first silicon ink-based RFID tag.

-	In the second half of 2008, Metabolon announced multiple partnerships, including the expansion of its agreement with Syngenta and a partnership with LS9 for biofuel research and development.

Although it is a very difficult time for venture-backed companies, many of our portfolio companies continue to execute on their business plans and continue to make progress on bringing their nanotechnology-enabled products to market.

To conclude, we began 2009 re-visiting our focus on investing in companies enabled by nanotechnology and microsystems.  This exercise led us to reaffirm our commitment to this investment thesis and to re-confirm our closing words from the 2001 Letter that “now is the time to act.”  Our companies are working in areas that will permit one of the next significant transitions in product capabilities.  Our companies are working in “industry clusters” towards which the market has shown excitement.  Our deal flow has strengthened in each successive year since 2001.  Management continues to come to work each day believing that we are in the process of creating wealth for our shareholders.  In the 2001 Letter, in addition to the three points mentioned earlier, we also said that at the 2002 Annual Meeting of Shareholders, shareholders would be asked “to change the name of the Company to Small-Technology Venture Capital, Inc.”  Sometimes it is the smallest decisions that make a difference.  I don’t know if it was luck or prescience, but thankfully, we made the right decision by maintaining the name Harris & Harris Group, Inc., as the credibility and goodwill it carries will be critical to our success.

Douglas W. Jamison	Daniel B. Wolfe
Chairman and Chief Executive Officer	President and Chief Operating Officer
Managing Director	Chief Financial Officer Managing Director

Michael A. Janse	Alexei A. Andreev
Executive Vice President	Executive Vice President
Managing Director	Managing Director

May 18, 2009
This letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter.  Please see the Company's Annual Report on Form 10-K for the year ended December 31, 2008, the Company's report on Form 10-Q for the quarter ended March 31, 2009 and subsequent SEC filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results.  Except as otherwise required by Federal securities laws, Harris & Harris Group, Inc., undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.  The reference to the website www.HHVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this letter.